UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     September 16, 2013

SMSA Crane Acquisition Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-53800	27-0984742
(State of incorporation)	Commission File Number	(IRS Employer ID Number)

1172 South Dixie Hwy., Suite 335, Coral Gables, FL 33146
(Address of Principal Executive Office) (Zip Code)

(787) 685-5046
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Item 5.01 Changes in Control of Registrant.

On September 16, 2013, Coquí Radio Pharmaceuticals, Corp. (“Coquí”) closed a transaction through which Coquí purchased 9,500,000 shares of common stock and agreed to purchase an additional 400,000 shares of common stock of SMSA Crane Acquisition Corp. (the “Company”) for  total proceeds of $280,000 from Carolyn Shelton and Halter Financial Investments, L.P.  Because of the delay in transferring 400,000 shares of the Company’s common stock from street name, $50,000 of the $280,000 remains in escrow pending delivery of the stock certificate.  An amendment to the Escrow Agreement provides that if the certificate is not delivered to Coquí by November 15, 2013, Coquí may request return of the $50,000 which is being held in escrow.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Coquí’s purchase of control of the Company as described above, Ms. Carolyn Shelton resigned as Chief Executive Officer, President, Secretary and Chief Financial Officer of the Company and appointed Mr. Alberto Burckhart to fill those positions.  In addition, Mr. Burckhart was appointed to the Board of Directors of the Company.  Subject to compliance with Rule 14f-1 under the Securities Exchange Act of 1934, Ms. Shelton shall resign as a director.

Since February 2013, Mr. Burckhart has been the principal at the Burckhart Law Office.  From April 2011 until January 2013, Mr. Burckhart was an investment banker at Pariter Securities.  He also is currently associated with Pariter Securities.  From August 2008 until March 2011, Mr. Burckhart served in business development for Caribbean Radiation Oncology. Mr. Burckhart is 36 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMSA CRANE ACQUISITION CORP.

Date: September 20, 2013	By:	/s/ Alberto Burckhart
Name: Alberto Burckhart
Title: Chief Executive Officer